Exhibit 99.4

EXECUTION COPY

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 14, 2009, by and among Abbott Investments Luxembourg Sarl, a company organized under the laws of Luxembourg (“Parent”), Scorpio Designated Corporation Ltd., an Israeli corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the undersigned Shareholder (the “Shareholder”) of Starlims Technologies Ltd., an Israeli corporation (the “Company”).

WHEREAS, the Company, Parent and Merger Sub entered into an Agreement and Plan of Merger as of the date hereto (the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement;

WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner of 1,540,256 ordinary shares, par value NIS 1.00 per share, of the Company (such Shares, together with any other shares of Company Ordinary Shares acquired by Shareholder after the date hereof, being collectively referred to herein as the “Shareholder Shares”);

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Shareholder enter into this Agreement; and

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Company asked the Shareholder to enter into this voting and support agreement with Parent and Merger Sub, and Shareholder has agreed and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Agreements of Shareholder.

(a)           Voting.  From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Shareholder shall vote all Shareholder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the Transactions, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger.  Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(b)           Proxy.  In furtherance of Shareholder’s agreement in Section 1(a), but subject to the following sentence, Shareholder hereby appoints HFN Trust Company Ltd. and HFN Trust Company Ltd.’s designees, and each of them individually, as Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote all Shareholder Shares (at any meeting of shareholders of the Company however called or any adjournment thereof), or to execute one or more written consents in respect of the Shares, (i) in favor of the adoption of the Merger Agreement and the approval of the Transactions, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger.  Such proxy shall (A) be valid and irrevocable until the termination of this Agreement in accordance with Section 3 hereof and (B) automatically terminate upon the termination of this Agreement in accordance with Section 3 hereof.  Shareholder represents that any and all other proxies heretofore given in respect of the Shareholder Shares are revocable, and that such other proxies have been revoked.  Shareholder affirms that the foregoing proxy is: (x) given (I) in connection with the execution of the Merger Agreement and (II) to secure the performance of Shareholder’s duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable prior to termination of this Agreement.  All authority herein conferred shall survive the death or incapacity of Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of Shareholder.

(c)           Restriction on Transfer; Proxies; Non-Interference; etc.  From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not directly or indirectly (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares, (iii) take any action that would make any representation or warranty of Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling or delaying Shareholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(c).

(d)           No Solicitation.  The Shareholder shall not, directly or indirectly, through any Representative or otherwise, take an action prohibited by Section 5.3 of the Merger Agreement.

(e)           Information for Proxy Statement; Publication.  Shareholder consents to Parent and Merger Sub publishing and disclosing in any filing required under applicable Law the Shareholder’s identity and ownership of Company Ordinary Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.  Shareholder represents and warrants to Parent and Merger Sub that none of the information relating to such Shareholder and his, her or its Affiliates provided by or on behalf of such Shareholder or his, her or its Affiliates for inclusion in any such filing will, at the time the such filing is made or distributed, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent, except as may be required by applicable Law.

2.     Representations and Warranties of Shareholder.  Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)           Authority.  Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement.  This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(b)           Consents and Approvals; No Violations.  Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by Shareholder of any of his obligations under this Agreement, no notices, reports or other filings are required to be made by Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Shareholder from, any Governmental Authority or any other Person or entity, in connection with the execution and delivery of this Agreement by the Shareholder. The execution, delivery and performance of this Agreement by Shareholder does not, and the consummation by Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of or the passage of time of both) under any contract, agreement, arrangement or commitment to which Shareholder is a party or which is binding on him or his assets and will not result in the creation of any Lien on any of the assets or properties of Shareholder (other than the Shares), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or delay the performance by Shareholder of any of his obligations under this Agreement.

(c)           Ownership of Shares.  Shareholder owns, beneficially and of record, all of the Shareholder Shares.  Except as set forth on that certain Voting Agreement by and among Shareholder, Chaim Friedman and Dinu Toiba dated as of October 31, 1993, as amended (the “1993 Agreement”), Shareholder owns all of the Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement).  Without limiting the foregoing, except for proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement, and as set forth in the 1993 Agreement, Shareholder has sole voting power and sole power of disposition with respect to all Shareholder Shares, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto and no Person other than Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares.  As of the date hereof, Shareholder does not own, beneficially or of record, any securities of the Company other than the Company Ordinary Shares which constitute Shareholder Shares and the Options listed on Schedule 2(c).

(d)           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of Shareholder.

3.     Termination.  This Agreement shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time.  Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for any breach of this Agreement and (ii) the provisions of this Section 3, Section 4, and paragraphs (c) and (d) of Section 2 of this Agreement shall survive any termination of this Agreement.

4.     Miscellaneous.

(a)           Action in Shareholder Capacity Only.  The parties acknowledge that this Agreement is entered into by Shareholder in his capacity as owner of the Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.3 of the Merger Agreement.

(b)           Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)           Additional Shares.  Until any termination of this Agreement in accordance with its terms, Shareholder shall promptly notify Parent of the number of Shares, if any, as to which Shareholder acquires record or beneficial ownership after the date hereof.  Any Shares as to which Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement.  Without limiting the foregoing, in the event of any share split, share dividend or other change in the capital structure of the Company affecting the Company Ordinary Shares, the number of Shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Ordinary Shares or other voting securities of the Company issued to Shareholder in connection therewith.

(d)           Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)           Further Assurances.  From time to time, at the request of Parent and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f)            Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(g)           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights and interests hereunder to Parent or to any wholly-owned subsidiary of Parent, provided that no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 4(g) shall be null and void.

(h)           Amendments; Waiver.  This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto.  Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein.  Notwithstanding the foregoing, no failure or delay by Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)            Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j)            Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(k)           Descriptive Headings.  Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l)            Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Sub, to:

Abbott Laboratories
100 Abbott Park Road
3MDG Bldg. AP6C-2
Abbott Park, Illinois 60064
Attention:  Executive Vice President, Diagnostics
Facsimile:  (847) 937-5159

with a copy to:

Abbott Laboratories
100 Abbott Park Road
Dept. 0364, Bldg. AP6D
Abbott Park, Illinois 60064
Attention:  General Counsel
Facsimile:  (847) 937-3966

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Michael J. Aiello
Facsimile:  (212) 310-8007

and

Herzog, Fox & Neeman
Asia House
4 Weizmann Street
Tel Aviv, 64239
Israel
Attention:  Alan Sacks
Facsimile:  +972-3-696-6464

if to Shareholder, to:

Starlims Corporation
400 Hollywood Boulevard
Suite 515 South
Hollywood, FL  33021
Attention:  Itschak Friedman
Facsimile: (954) 964-8113

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(m)          Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n)   Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)            This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, applicable to contracts executed in and to be performed entirely within that State, provided, however, that matters involving corporate Israeli law shall be so governed.

(ii)           All actions and proceedings arising out of or relating to this Agreement and the documents referred to herein shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware or, to the extent that either the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware does not have jurisdiction, in the Superior Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive, and agree not to assert, that it is not subject thereto or that such action or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or inconvenient or that this Agreement or any such document may not be enforced in or by such courts.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(iii)          Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

(iv)          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the state of Delaware or any federal court sitting in the state of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ABBOTT INVESTMENTS LUXEMBOURG SARL

By:	/s/ Anita P. Bakker
Name: Anita P. Bakker
Title: Director

SCORPIO DESIGNATED CORPORATION LTD.

By:	/s/ Thomas C. Freyman
Name: Thomas C. Freyman
Title: Authorized Person

/s/ Itschak Friedman
ITSCHAK FRIEDMAN

[Signature Page To Voting And Support Agreement]

Schedule 2(c)

Name of Shareholder	Number of Options
Itschak Friedman	0